Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated January 30, 2004 relating to the financial statements and financial statement schedule, which appears in Gateway, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2003. We also consent to the references to us under the heading “Experts” in this Registration Statement and under the heading “Selected Consolidated Financial Data” in such Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

San Diego, California

June 9, 2004